UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

AMERICANWEST BANCORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-18561	91-1259511
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 W. Riverside Avenue, Suite 300
Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (509) 467-6993

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement

Asset Purchase Agreement

On October 27, 2010, AmericanWest Bancorporation, a Washington corporation (the “Company”), and SKBHC Holdings LLC, a Delaware limited liability company, and SKBHC Hawks Nest Acquisition Corp., a Delaware corporation (together, the “Purchaser”), entered into an Asset Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Purchaser has agreed to purchase all of the issued and outstanding shares of common stock (the “Acquired Stock”) of the Company’s wholly-owned subsidiary, AmericanWest Bank, a Washington state chartered bank (the “Bank”), and certain other assets held in the name of the Company but used in the business of the Bank (the “Other Assets” and, together with Acquired Stock, the “Acquired Assets”), for a cash purchase price of $6.5 million (the “Purchase Price”). In addition, upon acquisition of the Acquired Stock, the Purchaser has agreed to recapitalize the Bank through the immediate contribution of additional capital of up to $200 million, with such amount to be determined at closing and sufficient to satisfy all regulatory requirements. The Purchaser will purchase the Acquired Assets free and clear of all liens, claims and encumbrances and will assume no liabilities of the Company. The Boards of Directors of the Company approved the Purchase Agreement and the transactions contemplated thereby after determining that the Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company.

The Purchase Agreement contemplates that the Company will file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Washington (the “Bankruptcy Court”). The Purchase Agreement also contains covenants of the Company and the Purchaser, including, among others, an agreement by the Company and the Purchaser to use their commercially reasonable best efforts to obtain the entry of an order of the Bankruptcy Court approving certain auction and sale procedures (the “Bidding Procedures Order”).

The sale of the Acquired Assets will be conducted under the provisions of Section 363 of the Bankruptcy Code and will be subject to proposed bidding procedures and receipt of a higher and better bid at auction (the “Auction”). The Bidding Procedures Order will provide that the Purchaser is the “stalking horse” bidder for the Acquired Assets at the Auction. The Purchase Agreement calls for the Company to pay a stalking-horse bidder fee of $1 million in certain circumstances, including the consummation of an acquisition of the Acquired Assets by another bidder.

The Company and the Purchaser have made customary representations, warranties and covenants in the Purchase Agreement.

Consummation of the sale of the Acquired Assets is subject to customary closing conditions, including, among other things, (i) the representations and warranties of the parties to the Purchase Agreement being true and correct as of the closing; (ii) the

Bankruptcy Court entering a final sale order relating to the Acquired Assets; and (iii) the parties receiving the requisite regulatory approval from the Washington Department of Financial Institutions and the Board of Governors of the Federal Reserve System for the purchase of the Acquired Stock.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement attached as Exhibit 1.1, which is incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the Bank. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company and the Bank in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company, the Bank and the Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Purchase Agreement may not constitute the actual state of facts about the Company, the Bank and the Purchaser.

Item 2.02	Results of Operations and Financial Condition

On October 27, 2010, AmericanWest Bancorporation issued a press release announcing its financial results for the third quarter and year to date 2010. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure

A copy of the press release issued by the Company on October 27, 2010, announcing the Purchase Agreement and related matters is attached hereto as Exhibit 99.2.

On October 27, 2010, the Bank issued a customer letter explaining the developments disclosed under Item 1.01 of this report. A copy of the customer letter is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

1.1	Asset Purchase Agreement, dated as of October 27, 2010, by and among the Company and SKBHC Holdings LLC and SKBHC Hawks Nest Acquisition Corp.

99.1	Press Release, dated October 27, 2010, titled “AmericanWest Bancorporation Announces Third Quarter and Year to Date 2010 Financial Results.”

99.2	Press Release, dated October 27, 2010, titled “AmericanWest Bancorporation Announces Agreement to Raise up to $200 Million in Additional Capital for AmericanWest Bank.”

99.3	Customer Letter, dated October 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANWEST BANCORPORATION,
a Washington Corporation

Date: October 27, 2010	By:	/s/ Patrick J. Rusnak
Patrick J. Rusnak
President and Chief Executive Officer